                                                                   Exhibit 99.1


                              [PENTON LETTERHEAD]

                                 PRESS RELEASE

        PENTON MEDIA REPORTS FIRST-QUARTER 2002 RESULTS

             - RESULTS REFLECT COST REDUCTION BENEFITS

             - REFINANCING COMPLETED DURING QUARTER

             - COMPANY PROVIDES GUIDANCE UPDATE

CLEVELAND, OH - May 1, 2002 - Penton Media, Inc. (NYSE: PME), a leading, global business-to-business media company, announced revenues for the first quarter ended March 31 of $63.2 million and adjusted EBITDA of $5.0 million, compared with $112.7 million and $20.7 million, respectively, in the first quarter of 2001.

The Company reported a net loss applicable to common stockholders of $4.6 million, or $0.14 per diluted share, for the quarter. These results exclude the amortization of goodwill in accordance with accounting rules adopted January 1, 2002. First quarter 2001 net income, adjusted as if the Company had adopted the accounting change at the beginning of 2001, would have been $2.4 million, or $0.08 per diluted share. Excluding unusual items and the goodwill amortization, the loss applicable to common stockholders was $4.4 million, or $0.14 per diluted share in the first quarter of 2002 compared with net income of $6.2 million, or $0.19 per diluted share in the same period last year.

Results for the quarter were also impacted by a shift in the timing of the Company's Internet World and CRM trade shows, which took place in the first quarter of 2001 but were held in the second quarter this year. Adjusting for the timing shift of the 2001 first-quarter events, revenues declined by $29.6 million and adjusted EBITDA declined by $0.4 million. The Company's adjusted EBITDA margin increased to 8.0% in the first quarter 2002 from 5.9% in the first quarter last year.

"The benefits of our aggressive cost reduction program are evident in our first-quarter results. We offset almost every dollar of lost revenue with operating cost reductions," said Thomas L. Kemp, Penton chairman and chief executive officer. "While we are seeing encouraging economic indicators in several of our key markets, we expect business conditions to remain challenging throughout 2002. We have
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Penton Media First-Quarter 2002 Earnings/ Page 2


prepared the Company to weather the business-to-business media recession and, more importantly, to drive profits and margins when we experience a recovery in our business."

PENTON MEDIA, INC. - FOR THE PERIOD ENDED MARCH 31


                                REPORTED                     COMPARABLE (1)
--------------------------------------------------------------------------------
                             2002          2001            2002            2001
--------------------------------------------------------------------------------
Revenue                  $   63.2      $  112.7        $   63.2        $  112.7
Adjusted EBITDA (2)      $    5.0      $   20.7        $    5.0        $   20.7
Net Income (Loss)        $   (4.6)     $   (1.3)       $   (4.4)       $    6.2
Applicable to Common
Stockholders
EPS - Diluted            $  (0.14)     $  (0.04)       $  (0.14)       $   0.19

1  EXCLUDING UNUSUAL ITEMS AND THE EFFECT OF THE CHANGES IN ACCOUNTING FOR
   GOODWILL

2 ADJUSTED EBITDA IS DEFINED AS NET INCOME (LOSS) BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION, NON-CASH COMPENSATION AND UNUSUAL ITEMS.

SEGMENT RESULTS AND OUTLOOK

INDUSTRY MEDIA

The Industry Media segment, which represented 36.5% of total-company revenues in the first quarter of 2002, generated $23.0 million in revenues, a 26.6% decline from $31.4 million in the first quarter last year. Industry Media adjusted EBITDA was $3.2 million, a decline of $1.8 million compared with the first quarter of last year.

Declines were due largely to significant advertising slowdowns in publications that serve general manufacturing, OEM design and engineering, and machine tooling markets. Products that serve the government/compliance and mechanical systems/construction markets performed relatively well, with modest declines from the first quarter of last year.

The outlook for government/compliance, mechanical systems/construction, economic development, and supply chain portfolios is improving, as indicated by a sequential recovery in these portfolios over performance in the second half of 2001. A modest second-half recovery of the Company's manufacturing products is indicated by improving market data and customer plans for product launches.

TECHNOLOGY MEDIA

Adjusted for the shift in timing of the Internet World and CRM trade shows, first-quarter 2002 revenues for the Technology Media segment declined $20.9 million, or 49.7%, to $21.1 million from $41.9 million in last year's comparable quarter. Adjusted EBITDA on the same basis declined $1.6 million to a loss of $2.1

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Penton Media First-Quarter 2002 Earnings/Page 3


million, reflecting aggressive cost cutting measures. This segment, which represented 33.4% of total first-quarter revenues, comprises media portfolios serving the Internet/broadband, corporate information technology and electronics OEM markets. All these portfolios experienced first-quarter declines tied to the global technology recession, with the Internet/broadband portfolio recording the most significant decline. Products serving the electronics OEM market also saw substantial declines compared to a relatively strong first quarter in 2001, while corporate IT media products saw more modest declines.

The outlook for the Technology Media segment is clouded by a range of adverse conditions in the technology and telecommunications sectors. These conditions have had the most significant impact on the segment's Internet/broadband portfolio, particularly trade shows. Management has developed strategies to address the downturn in its Internet/broadband events, but little recovery is expected for the portfolio until at least the fourth quarter. "We are resizing and repositioning our events to reflect current market realities, and we are confident that our leading brands will prevail through this challenging cycle. We expect to provide the most effective media tools and services for connecting buyers and sellers as the tech sector gets back on its feet and regains momentum," Kemp said.

While the Company expects its Internet/broadband trade shows to be under pressure in the first half, it has begun to see improvement in its publishing portfolios serving these markets in the second quarter. In addition, with recent stabilization in the semiconductor industry, the Company is seeing an increase in advertising commitments for its electronics OEM media products in the second quarter.

LIFESTYLE MEDIA

The Lifestyle Media segment, which represented 22.9% of total first-quarter revenues, generated $14.5 million in revenues and $8.7 million of adjusted EBITDA, compared with $14.4 million and $8.4 million, respectively, for the same period in 2001. The segment, which includes a diverse portfolio of media serving the natural products industry, has been performing well throughout the economic downturn, and the outlook for the balance of the year remains positive. The Company's largest trade show, Natural Products Expo West, was held in Anaheim, CA, in March 2002. The show drew very strong attendance, and also generated strong exhibitor interest for participation at Natural Products Expo East, which will take place in October in Washington, D.C.

OTHER MEDIA

The Other Media segment, which includes products serving food, retail and hospitality markets, represented 7.2% of total first-quarter revenues. The segment generated $4.6 million in revenues and $1.0 million of adjusted EBITDA, compared with $5.0 million and $1.1 million, respectively, for the same period in 2001.

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Penton Media First-Quarter 2002 Earnings/Page 4


PRODUCT LINE REVIEW

Publishing revenues declined $15.6 million, or 27.3%, to $41.6 million in the first quarter of 2002, compared with $57.2 million for the same period last year, and declined $3.3 million, or 7.4%, compared with the fourth quarter last year. Adjusted EBITDA for publishing declined $1.2 million, or 17.9%, to $5.6 million, compared with $6.8 million for the first quarter last year, but increased $2.2 million, or 67.3%, compared with the fourth quarter of 2001, reflecting the impact of cost reductions and restructuring efforts.

Adjusted for the change in timing of the Internet World Spring and CRM events, revenues for Trade Shows and Conferences of $18.7 million declined $13.6 million, or 42.1%. Adjusted EBITDA on the same basis was $6.6 million, a decline of $3.6 million, or 35.3%, compared with the first quarter of 2001.

Revenues for Online Media declined $0.4 million, or 11.8%, to $2.9 million in the first quarter of 2002, compared with $3.3 million for the same period in 2001. Online Media generated $0.3 million in adjusted EBITDA for the quarter, compared with a loss of $1.0 million in the first quarter last year.

REFINANCING COMPLETED

Penton completed a refinancing in March that included the sale of a total of 50,000 convertible preferred shares and warrants to purchase a total of 1.6 million common shares, raising $50 million. In addition, the Company completed the sale of $157.5 million of 11 7/8% senior secured notes due in 2007. Proceeds from these offerings, as well as other funds, were used to pay the balance on Penton's term loans and to repurchase $10 million of its senior subordinated notes on the open market. Penton's net debt stood at approximately $295 million at March 31, following the offerings. Combining cash on hand and a $40 million, covenant-free revolver, it had about $77 million of liquidity at the end of the quarter. The Company believes it has sufficient cash available for operations as it manages through the current media recession.

Because of the specific terms, the preferred stock must be accreted up to the maximum potential obligation that Penton could face -- a redemption value of $9,140 per share plus accrued dividends. The accretion is included in the March 31, 2002, Consolidated Statements of Operations.

The Company and the preferred shareholders are currently negotiating a change to the terms of the preferred stock agreement that would have the effect of halting the accretion on the preferred shares as of the date of the change. Such a change, while limiting the accretion, would result in a non-cash charge to retained earnings in the second quarter of 2002 of approximately $40 million.


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Penton Media First-Quarter 2002 Earnings/Page 5


GUIDANCE UPDATE

Due to continued challenging business conditions, Penton is adjusting its revenue expectations for 2002 from a range of $320 million to $350 million to a range of $280 million to $310 million. The Company is maintaining its adjusted EBITDA guidance of $50 million to $60 million, but projects that it will be at the lower end of the guidance, which was initially provided on January 7.

CONFERENCE CALL ON THE WEB

Penton will host a conference call to review its earnings and business outlook at 2 p.m. Eastern time on Wednesday, May 1. The live call will be accessible via the Investors section of Penton's Web site, www.penton.com, and will be archived on the site. A taped replay of the conference call can be accessed by dialing 1-973-341-3080 and referencing access code number 3210901 from 3 p.m. Eastern time on May 1 until 6 p.m. Eastern time on Wednesday, May 8.

ABOUT PENTON MEDIA

Penton Media is a leading, global business-to-business media company that produces market-focused magazines, trade shows and conferences, and a broad offering of online media products. Penton's integrated media portfolio serves the following industries: Internet/broadband; information technology; electronics; natural products; food/retail; manufacturing; design/engineering; supply chain; aviation; government/compliance; mechanical systems/construction; and leisure/hospitality.

The statements contained in the above guidance and other statements in this document that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Penton's business, there can be no assurance that the Company's financial goals will be realized. Numerous factors may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Factors that could cause actual results to differ materially include: fluctuations in advertising revenue with general economic cycles; management's ability to identify, finance, complete and integrate acquisitions; the performance of Internet/broadband trade shows and conferences; the seasonality of revenue from publishing and trade shows and conferences; the success of new products; increases in paper and postage cost; the infringement or invalidation of Penton's intellectual property rights; and other such factors listed from time to time in Penton's reports filed with the Securities and Exchange Commission. Penton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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
Penton Media First-Quarter 2002 Earnings/Page 6


                               PENTON MEDIA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
       (Unaudited; dollars and shares in thousands, except per share data)


                                                           Three Months Ended
                                                               March 31,
                                                          2002          2001
                                                        ---------     ---------

REVENUES                                                $  63,175     $ 112,693
                                                        ---------     ---------

OPERATING EXPENSES:
     Editorial, production and circulation                 25,853        40,841
     Selling, general and administrative                   32,647        51,944
     Restructuring charge                                    (263)        5,567
     Depreciation and amortization                          4,456        11,579
                                                        ---------     ---------
                                                           62,693       109,931
                                                        ---------     ---------

OPERATING INCOME                                              482         2,762
                                                        ---------     ---------

OTHER INCOME (EXPENSE):
     Interest expense, net of interest earned              (9,056)       (6,001)
     Gain on sale of investments                            1,491          --
     Miscellaneous, net                                      (139)           51
                                                        ---------     ---------
                                                           (7,704)       (5,950)
                                                        ---------     ---------

LOSS BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM                                    (7,222)       (3,188)

BENEFIT FOR INCOME TAXES                                    2,823         1,910
                                                        ---------     ---------
LOSS BEFORE EXTRAORDINARY ITEM                             (4,399)       (1,278)

EXTRAORDINARY ITEM, net of taxes                              166          --
                                                        ---------     ---------
NET LOSS                                                   (4,233)       (1,278)

AMORTIZATION OF DEEMED DIVIDEND
     AND ACCRETION OF PREFERRED STOCK                        (363)         --
                                                        ---------     ---------

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS              $  (4,596)    $  (1,278)
                                                        =========     =========

ADJUSTED EBITDA                                         $   5,030     $  20,673
                                                        =========     =========

NET LOSS PER COMMON SHARE  - basic and diluted
     Loss from operations                               $   (0.15)    $   (0.04)
     Extraordinary item, net of taxes                        0.01          --
                                                        ---------     ---------
     Net loss per common share                          $   (0.14)    $   (0.04)
                                                        =========     =========

WEIGHTED AVERAGE NUMBER OF
     SHARES OUTSTANDING:
     Basic                                                 31,970        31,876
                                                        =========     =========
     Diluted                                               31,970        31,876
                                                        =========     =========


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
Penton Media First-Quarter 2002 Earnings/Page 7


                               PENTON MEDIA, INC.
                            SUPPLEMENTAL INFORMATION
                                    SEGMENTS
                      (Unaudited; all amounts in thousands)


                                                      Three Months Ended
                                                           March 31,
                                                    2002                 2001
                                                  ---------           ---------
Revenues

     Industry Media                               $  23,037           $  31,382

     Technology Media                                21,083              61,839

     Lifestyle Media                                 14,470              14,429

     Other Media                                      4,585               5,043
                                                  ---------           ---------

Total Revenues                                    $  63,175           $ 112,693
                                                  =========           =========


Adjusted EBITDA

     Industry Media                               $   3,197           $   5,041

     Technology Media                                (2,058)             14,775

     Lifestyle Media                                  8,694               8,384

     Other Media                                      1,026               1,115
                                                  ---------           ---------

Subtotal                                             10,859              29,315

     Corporate Costs                                 (5,829)             (8,642)
                                                  ---------           ---------

Total Adjusted EBITDA                             $   5,030           $  20,673
                                                  =========           =========




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
Penton Media First-Quarter 2002 Earnings/Page 8


                               PENTON MEDIA, INC.
                            SUPPLEMENTAL INFORMATION
                            2001 SEGMENTS BY QUARTER
                      (Unaudited; all amounts in thousands)


                                                           2001 Quarters
                                    -------------------------------------------------------------
                                      First       Second        Third       Fourth        Total
                                    ---------    ---------    ---------    ---------    ---------

Revenues

     Industry Media                 $  31,382    $  37,240    $  26,899    $  28,810    $ 124,331

     Technology Media                  61,839       61,522       25,536       48,031      196,928

     Lifestyle Media                   14,429        3,711        3,920        7,833       29,893

     Other Media                        5,043        4,304        5,168        5,885       20,400
                                    ---------    ---------    ---------    ---------    ---------

Total Revenues                      $ 112,693    $ 106,777    $  61,523    $  90,559    $ 371,552
                                    =========    =========    =========    =========    =========


Adjusted EBITDA

     Industry Media                 $   5,041    $   7,635    $   2,638    $   3,436    $  18,750

     Technology Media                  14,775       13,880       (5,942)      10,493       33,206

     Lifestyle Media                    8,384         (608)        (151)       2,189        9,814

     Other Media                        1,115          884        1,305        1,471        4,775
                                    ---------    ---------    ---------    ---------    ---------

Subtotal                               29,315       21,791       (2,150)      17,589       66,545

     Corporate Costs                   (8,642)      (5,196)      (5,688)      (6,098)     (25,624)
                                    ---------    ---------    ---------    ---------    ---------

Total Adjusted EBITDA               $  20,673    $  16,595    $  (7,838)   $  11,491    $  40,921
                                    =========    =========    =========    =========    =========




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
Penton Media First-Quarter 2002 Earnings/Page 9


                               PENTON MEDIA, INC.
                            SUPPLEMENTAL INFORMATION
                                    PRODUCTS
                      (Unaudited; all amounts in thousands)


                                                         Three Months Ended
                                                             March 31,
                                                       2002              2001
                                                    ---------         ---------
Revenues

     Publishing                                     $  41,555         $  57,169

     Trade Shows & Conferences                         18,744            52,264

     Online Media                                       2,876             3,260
                                                    ---------         ---------

Total Revenues                                      $  63,175         $ 112,693
                                                    =========         =========


Adjusted EBITDA

     Publishing                                     $   5,558         $   6,769

     Trade Shows & Conferences                          6,550            25,360

     Online Media                                         323              (987)
                                                    ---------         ---------

         Subtotal                                      12,431            31,142

     General & Administrative                          (7,401)          (10,469)
                                                    ---------         ---------

Total Adjusted EBITDA                               $   5,030         $  20,673
                                                    =========         =========






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
Penton Media First-Quarter 2002 Earnings/Page 10


                               PENTON MEDIA, INC.
                         COMPARABLE QUARTERLY INFORMATION
          2001 QUARTERS WITHOUT GOODWILL AMORTIZATION AND UNUSUAL ITEMS
            (dollars and shares in thousands, except per share data)

                                   (Unaudited)


                                                                           2001 Quarters
                                                   -------------------------------------------------------------
                                                     First        Second       Third       Fourth        Total
                                                   ---------    ---------    ---------    ---------    ---------

Revenues                                           $ 112,693    $ 106,777    $  61,523    $  90,559    $ 371,552
                                                   ---------    ---------    ---------    ---------    ---------

Editorial, production and circulation                 40,841       43,171       33,148       36,219      153,379
Selling, general and administrative                   51,944       47,692       36,655       41,613      177,904
Depreciation and amortization                          4,624        4,150        4,193        5,150       18,117
                                                   ---------    ---------    ---------    ---------    ---------
                                                      97,409       95,013       73,996       82,982      349,400
                                                   ---------    ---------    ---------    ---------    ---------

Operating Income (Loss)                               15,284       11,764      (12,473)       7,577       22,152
                                                   ---------    ---------    ---------    ---------    ---------

Interest expense, net of interest earned              (5,639)      (6,249)      (8,263)      (8,208)     (28,359)
Miscellaneous, net                                        (9)      (1,233)         (49)        (594)      (1,885)
                                                   ---------    ---------    ---------    ---------    ---------
                                                      (5,648)      (7,482)      (8,312)      (8,802)     (30,244)
                                                   ---------    ---------    ---------    ---------    ---------

Income (Loss) Before Income Taxes                      9,636        4,282      (20,785)      (1,225)      (8,092)

Provision (Benefit) For Income Taxes                   3,469        1,314       (8,366)       4,581          998
                                                   ---------    ---------    ---------    ---------    ---------

Net Income (Loss)                                  $   6,167    $   2,968    $ (12,419)   $  (5,806)   $  (9,090)
                                                   =========    =========    =========    =========    =========

Adjusted EBITDA                                    $  20,673    $  16,594    $  (7,837)   $  11,491    $  40,921
                                                   =========    =========    =========    =========    =========

Earnings Per Common Share - basic and diluted
     Net income (loss) per common share            $    0.19    $    0.09    $   (0.39)   $   (0.18)   $   (0.28)
                                                   =========    =========    =========    =========    =========

Weighted Average Number of
     Shares Outstanding - basic and diluted           31,876       31,930       31,935       31,935       31,917
                                                   =========    =========    =========    =========    =========